“Exhibit 4.3”

TELECOM RESTRICTED SHARE SCHEME – 2007

TELECOM RESTRICTED SHARE SCHEME

TABLE OF CONTENTS

PART I - PRELIMINARY AND INTERPRETATION	1

1 Preliminary	1
2 Interpretation	1

PART II - OPERATION OF THE SCHEME	5

3 Offers	5
4 Loan	5
5 Acceptance	5
6 Transfer Date	6
7 KiwiSaver Scheme	7
8 Obligations of Nominee	9

PART III - TERMINATION OF EMPLOYMENT	10

9 Sale and Repayment	10

PART IV - CORPORATE EVENTS	12

10 Complete Acquisition, Fundamental Change, Business Sale	12
11 Early Transfer	12
12 Capital Changes	13
13 Capital Return	14
14 Other Adjustment	15

PART V - GENERAL	16

15 No divestment	16
16 Administration of Scheme	16
17 Rights attaching to Shares	16
18 Amendment	16
19 Miscellaneous	17

Date: 2 August 2007

PART I - PRELIMINARY AND INTERPRETATION

1	Preliminary

1.1	This is the Telecom Restricted Share Scheme 2007.

1.2	This document applies to allocations to Executives made after 2 August 2007.

2	Interpretation

2.1	In this document unless the context otherwise requires:

Allocation Date means the date on which Shares are, or are to be, allocated to an Executive (specified in the offer document)

Allocation Price means the volume weighted average market price of Shares on the Exchange for the 20 Business Days immediately preceding the date of issue

Board means the board of directors of Telecom from time to time

Bonus means a cash bonus from a Subsidiary for an Executive which, after first deducting tax at the highest marginal tax rate applying to the Executive, is equal to the Loan

Bonus Issue means any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration

Breach means a breach of Telecom’s Constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the Exchange is open for trading

Business Sale means, in respect of an Executive:

(a)	the Subsidiary by which that Executive is employed is disposed of to a person not a member of the Group; or

(b)	the business in which that Executive is employed is disposed of to a person not a member of the Group and the Executive, as a result of that disposal, becomes an employee of that person or of an associate of that person

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies

Complete Acquisition means any transaction or arrangement which has one of the following results:

(a)	all of the Shares held by the Nominee are compulsorily acquired by any person; or

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TELECOM RESTRICTED SHARE SCHEME

(b)	all of the Shares are acquired by a person, or by a person and that person’s associates; or

(c)	all of the Shares are cancelled, cease to exist, or are transferred or exchanged, and in substitution for Shares the Nominee receives or is to receive cash, securities, or other benefits

Dividend means a payment of cash in respect of Shares which is not a Capital Return

Early Termination means:

(a)	cessation of an Executive’s Employment (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

(b)	an Executive purporting to act in breach of clause 15.1; and/or

(c)	Telecom being put into liquidation (or suffering a similar event),

before the Transfer Date

Employee Contribution means a contribution to a KiwiSaver Scheme required to be deducted from a Bonus or part Bonus

Employer Contribution means a contribution to be made to a KiwiSaver Scheme by an employer of an Executive as a result of a Bonus or part Bonus being paid

Employment means employment by Telecom or a Subsidiary

Event has the meaning in clause 14

Exchange means New Zealand Exchange Limited’s NZSX

Excluded Shares means (subject to clause 11.4) at any date Executive’s Shares:

(a)	the Allocation Date of which was less than one year before that date; and

(b)	the Transfer Date of which is more than one year after that date.

Executive means an executive who is Employed

Executive’s Shares in respect of an Executive means the Shares held by the Nominee for that Executive

Fundamental Change means the occurrence of one of the following events:

(i)	control of 50% or more of the voting rights in Telecom is held by one person or by one person and that person’s associates; or

(ii)	all or a material part of the business of the Group is disposed of to a person not a member of the Group by one transaction or a series of related transactions, or any reconstruction or merger affecting Telecom occurs (not being a Complete Acquisition), and as a result of that disposal, reconstruction, or merger there is in the opinion of the Board a change in the essential nature of the business of the Group, if (but only if) the Board determines that as a result of the occurrence of that event Shares held by the Nominee for Executives should be transferred to Executives

TELECOM RESTRICTED SHARE SCHEME

Group means Telecom and its subsidiaries

KiwiSaver Scheme means a ‘KiwiSaver’ scheme under the KiwiSaver Act 2006

Lender means the Subsidiary providing the Loan

Loan means an interest-free loan to an Executive equal to the Total Price, reduced if applicable pursuant to clause 13.1(b)(iv)

Nominee means the person appointed from time to time by Telecom to hold Shares on behalf of an Executive

Redundancy means the termination of Employment of an Executive by reason of that Executive’s position becoming surplus to the Group’s requirements, or any other involuntary termination of an Executive’s Employment which the Board in its discretion determines constitutes redundancy, but does not include termination of Employment in the course of a Business Sale

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration

Scheme means the Telecom Restricted Share Scheme 2007

Share means an ordinary share in Telecom

Shareholder means a holder of a Share

Shortfall has the meaning in clause 7.3(b)

Subsidiary means a subsidiary of Telecom

Telecom means Telecom Corporation of New Zealand Limited

Total Price means the aggregate value of Shares allocated, or to be allocated, to an Executive (specified in the offer document)

Transfer Date means the date on which Shares are, or are to be, transferred to an Executive and released from the Scheme (specified in the offer document).

2.2	In the definitions of “Complete Acquisition” and “Fundamental Change “ the expressions “associate”, “control” and “voting right” have the meaning in the Takeovers Code 2001.

2.3	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

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(d)	a reference to apply includes apply under assignment or set off;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	a reference to the Scheme means the Scheme as amended from time to time;

(g)	a reference to a person includes its successors and permitted assigns; and

(h)	headings are inserted for convenience only and shall be ignored in interpretation.

TELECOM RESTRICTED SHARE SCHEME

PART II - OPERATION OF THE SCHEME

3	Offers

3.1	Telecom may offer under the Scheme Shares to an Executive.

3.2	An Executive will not (subject to clause 7) be required to pay any amount under the Scheme to Telecom or a Subsidiary from the Executive’s own funds.

3.3	Each offer (acceptance of which will be conditional on approval by Telecom) will be made in an offer document, and will:

(a)	specify the Total Price;

(b)	have attached a copy of the Scheme (unless the Executive has previously participated in the Scheme);

(c)	have attached a copy of an investment statement for the offer (if made in New Zealand);

(d)	specify the Allocation Date;

(e)	specify the Transfer Date;

(f)	have attached a loan agreement;

(g)	refer to Telecom’s internal procedures for insiders;

(h)	have attached a form requesting consent to acquire the Shares, in terms of those procedures; and

(i)	specify the period during which the offer may be accepted.

4	Loan

4.1	The Lender will lend to the Executive (interest-free) the Total Price if Shares are to be allocated to the Executive.

5	Acceptance

5.1	An Executive who wishes to accept an offer of Shares must return to Telecom, within the time specified, and completed by the Executive:

(a)	the acceptance part of the offer document, confirming the Executive’s acceptance;

(b)	the form requesting consent to acquire the Shares, in terms of Telecom’s internal procedures for insiders (if applicable); and

TELECOM RESTRICTED SHARE SCHEME

(c)	the agreement for the Loan.

5.2	In accepting an offer of Shares, an Executive:

(a)	will be deemed to have directed the Lender to apply the Loan in payment to Telecom of the Total Price as payment for the Shares (this deemed direction discharging fully the Executive’s obligation to pay for the Shares);

(b)	will be deemed to have directed Telecom that the Shares be held under the Scheme on behalf of the Executive by the Nominee;

(c)	acknowledges that acceptance is conditional on approval by Telecom, and the Executive is bound by the Scheme; and

(d)	acknowledges that participation in the Scheme does not affect the terms of the Executive’s Employment. In no event will Telecom or a Subsidiary be deemed by making an offer or a Loan (as the case may be) or otherwise to have represented that an Executive’s Employment will continue until and/or beyond the Transfer Date.

5.3	An acceptance will be invalid and of no effect if it would give rise to a Breach. If an acceptance does not give rise to a Breach, Telecom will if Telecom approves that acceptance:

(a)	determine the number of Shares (existing and/or new) to be allocated to the Executive by dividing the Total Price by the Allocation Price;

(b)	allocate the Shares to the Executive; and

(c)	send the Executive confirmation of the allocation and the Allocation Price.

6	Transfer Date

6.1	On the Transfer Date:

(a)	an Executive will be entitled to the Bonus;

(b)	the Executive will be deemed to have directed the Subsidiary (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan); and

(c)	the Nominee will (subject to clause 7) transfer to the Executive the Executive’s Shares.

TELECOM RESTRICTED SHARE SCHEME

7	KiwiSaver Scheme

Employee Contribution

7.1	If an Employee Contribution is required to be deducted from a Bonus or part Bonus, Telecom shall notify the Executive to that effect and the Executive shall, within such time as Telecom specifies, elect either:

(a)	that the number of Shares to be transferred to the Executive be reduced to a number determined in accordance with the following formula:

N =	B - K
AP
Where

N	=	the reduced number of shares to be transferred to the Executive
B	=	the Bonus or part Bonus after deducting tax at the highest marginal tax rate applying to the Executive
K	=	the Employee Contribution
AP	=	the Allocation Price; or

(b)	that the Executive pay from the Executive’s own funds (which may be effected by way of deduction from the Executive’s salary) an amount equal to the Employee Contribution, in which case the number of Shares to be transferred to the Executive shall not be reduced.

If the Executive does not make an election within the time specified by Telecom, the Executive shall be deemed to have elected the alternative in clause 7.1(a).

Employee Contribution - Deemed Share Sale

7.2	If the Executive elects, or is deemed to elect, the alternative in clause 7.1(a), the Executive will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(a)	sold to the Nominee, at a price equal to the Allocation Price, beneficial ownership of a number of Shares equal to the difference between the number actually transferred to the Executive and the number which would have been transferred but for the application of clause 7.1(a); and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive under 7.2(a) in payment of the Employee Contribution. If, by reason of rounding of a number of Shares pursuant to clause 19.3, the amount due to the Executive is less than the Employee Contribution, Telecom shall pay the balance of the Employee Contribution.

TELECOM RESTRICTED SHARE SCHEME

Employer Contribution

7.3	If an Employer Contribution will be required to be made as a result of a Bonus or part Bonus being paid then:

(a)	the amount of the Bonus or part Bonus shall be reduced by the amount of the Employer Contribution;

(b)	the Executive shall be required to repay the Loan by an amount equal to the shortfall in repayment of the Loan (as against the amount which would have been repaid if the reduction referred to in clause 7.3(a) had not been made (the “Shortfall”)), which repayment shall be funded in accordance with clause 7.3(c) or 7.3(d);

(c)	if the Executive elects, or is deemed to elect, the alternative in clause 7.1(a), the Executive will be deemed, immediately before payment of the Bonus or part Bonus, to have:

(i)	sold to the Nominee beneficial ownership of a number of Shares the Allocation Price of which is equal to the Shortfall; and

(ii)	directed the Nominee to apply the amount due to the Executive under clause 7.3(c)(i) in reduction of the Loan. If, by reason of rounding of a number of Shares pursuant to clause 19.3, the amount due to the Executive is less than the Shortfall, Telecom shall pay the balance of the Shortfall;

(d)	if the Executive elects the alternative in clause 7.1(b), the Executive shall repay the Shortfall from the Executive’s own funds (which may be effected by way of deduction from the Executive’s salary).

Complete Acquisition

7.4	If a Complete Acquisition occurs, and the Executive elects, or is deemed to elect, the alternative in clause 7.1(a), then:

(a)	the number of Shares in respect of which the Executive is, pursuant to clause 11.1(b)(ii), to receive the consideration shall be a number calculated in accordance with clause 7.1(a), less (if an Employer Contribution is required to be made) a number calculated in accordance with clause 7.3(c)(i); and

(b)	if any Employer Contribution is required to be made, the Nominee will repay the Shortfall from the consideration received for the Executive’s Shares.

Capital Return

7.5	If a part Bonus is to be paid under clause 13.1(b)(iii) then the Executive shall not be required to make an election under clause 7.1, and:

(a)	the Nominee shall deduct from the amount payable to the Executive under clause 13.1(b)(ii):

(i)	any Employee Contribution; and

TELECOM RESTRICTED SHARE SCHEME

(ii)	any Shortfall; and

(b)	the Nominee shall repay the Shortfall.

Clause 7 Paramount

7.6	This clause 7 shall prevail over any other provision of this document. For the avoidance of doubt, this clause 7.6 does not prevent any amendment or alteration being made pursuant to clause 14 or clause 18.

8	Obligations of Nominee

8.1	The Nominee will:

(a)	hold in its name on trust for an Executive under the Scheme legal ownership of Shares allocated to the Executive;

(b)	pay to the Executive all Dividends received by the Nominee in respect of the Executive’s Shares (less all relevant withholdings); and

(c)	not exercise any voting rights attaching to those Shares.

TELECOM RESTRICTED SHARE SCHEME

PART III - TERMINATION OF EMPLOYMENT

9	Sale and Repayment

9.1	Where:

(a)	an Executive ceases to be Employed (unless the Executive immediately assumes further Employment or is on non-permanent leave of absence with employer approval);

(b)	an Executive purports to act in breach of clause 15.1; and/or

(c)	Telecom is put into liquidation (or suffers a similar event),

before the Transfer Date, the Executive will be deemed (subject to clause 9.3) immediately before Early Termination to have:

(d)	sold to the Nominee for the Total Price beneficial ownership of the Executive’s Shares; and

(e)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive for the Shares in repayment of the Loan (this deemed direction discharging fully the Executive’s obligation to repay the Loan).

9.2	For the purpose of clause 9.1(d), Telecom and the Executive acknowledge that the Total Price is:

(a)	the value of the Shares; and

(b)	the lowest price they would have agreed for the Shares if payment had been required on the Allocation Date (in terms of the rules in the Income Tax Act 2004 concerning the accrual treatment of income and expenditure).

9.3	Where Early Termination:

(a)	is caused by the Executive’s death or Redundancy; and

(b)	occurs on or after the date half-way through the period from the Allocation Date to the Transfer Date,

Telecom may (but has no obligation whatever to) arrange for the Executive an early entitlement to part of the Bonus based on this formula:

part Bonus = Bonus x	N T

where

N is the number of days from the Allocation Date to the date of Early Termination (both inclusive)

TELECOM RESTRICTED SHARE SCHEME

T is the number of days from the Allocation Date to the Transfer Date (both inclusive).

Where Telecom does so, the Executive will be deemed to have directed (with effect from the Allocation Date) that the part Bonus be applied in part repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus), and the Nominee will (subject to clause 7) transfer to the Executive the corresponding number of Shares it holds for the Executive (determined by dividing the part Bonus (after deducting tax at the highest marginal tax rate applying to the Executive) by the Allocation Price).

Clause 9.1 will otherwise apply to the balance of the Shares held by the Nominee for the Executive and the balance of the Loan.

TELECOM RESTRICTED SHARE SCHEME

PART IV - CORPORATE EVENTS

10	Complete Acquisition, Fundamental Change, Business Sale

10.1	If:

(a)	a Complete Acquisition or Fundamental Change occurs, clause 7.3 shall (subject to clause 11.2) apply in respect of all Executives and in respect of all Shares held by the Nominee for all Executives; or

(b)	a Business Sale occurs, clause 7.3 shall (subject to clause 11.2) apply in respect of Executives to which the definition of that term refers, and in respect of all Shares held by the Nominee for those Executives.

11	Early Transfer

11.1	If this clause 11 applies then (subject to clause 11.2):

(a)	the Executive will be entitled to the Bonus;

(b)	if a Complete Acquisition occurs:

(i)	the Executive will be deemed immediately before the Complete Acquisition to have transferred beneficial ownership of the Executive’s Shares to the Nominee, and directed (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan;

(ii)	the Nominee will (subject to clause 7.3) distribute as soon as practicable to the Executive all consideration received by the Nominee for the Executive’s Shares;

(c)	if a Fundamental Change or Business Sale occurs:

(i)	the Executive will be deemed to have directed (with effect from the Allocation Date) that the Bonus be applied in repayment of the Loan;

(ii)	the Nominee will (subject to clause 7) transfer to the Executive the Executive’s Shares.

A deemed direction by the Executive referred to in clause 11.1(b)(i) or 11.1(c)(i) shall discharge fully the Executive’s obligation to repay the Loan.

The Nominee will not, on any offer for Shares, exercise any right conferred on it under applicable takeover laws.

TELECOM RESTRICTED SHARE SCHEME

Excluded Shares

11.2	If on the occurrence of an event referred to in clause 7.2, the Nominee holds Excluded Shares for an Executive, clause 7.3 shall not apply in respect of those Excluded Shares, and

(a)	the Bonus payable to that Executive shall be reduced by the amount referred to in clause 11.3(b);

(b)	the references to the Executive’s Shares in clause 7.3 shall be deemed to exclude the Excluded Shares; and

(c)	clause 11.3 shall apply in respect of the Excluded Shares.

Treatment of Excluded Shares

11.3	Upon the occurrence of an event referred to in clause 7.2, each relevant Executive will be deemed to have:

(a)	sold to the Nominee beneficial ownership of the Executive’s Excluded Shares for a price equal to the Allocation Price of those Excluded Shares; and

(b)	directed the Nominee (with effect from the Allocation Date) to apply the amount due to the Executive for the Excluded Shares toward repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of that amount).

Board Discretion

11.4	The Board may at any time in its discretion determine (either generally or in respect of specific Executives or specific categories of Shares) that Shares which would otherwise be Excluded Shares in terms of the definition of that term, are not to be treated as Excluded Shares.

12	Capital Changes

12.1	If:

(a)	a Rights Offer occurs, the Nominee shall not accept that Rights Offer, but shall, if in the opinion of the Board it is practicable to do so, dispose of the Nominee’s rights under that Rights Offer, and account to each Executive for the consideration received on that disposal attributable to that Executive’s Shares (less all expenses of that disposal);

TELECOM RESTRICTED SHARE SCHEME

(b)	a Bonus Issue occurs, the Nominee shall hold the securities or other benefits received by the Nominee in respect of an Executive’s Shares for that Executive, and those rights or other benefits shall be deemed to form part of the Executive’s Shares;

(c)	a Capital Return occurs, clause 13 shall apply; or

(d)	any other Capital Change occurs, that Capital Change shall be dealt with in accordance with clause 14.

13	Capital Return

13.1	On the occurrence of a Capital Return:

(a)	if that Capital Return is on the basis that holders of Shares may elect whether or not to participate in it, the Nominee shall elect not to participate in it in respect of all Executive’s Shares;

(b)	if that Capital Return is on the basis that it applies to all holders of Shares, without any election by holders of Shares;

(i)	the number of Shares held by the Nominee for each Executive shall be reduced by the same ratio as the total number of Shares is reduced on the Capital Return;

(ii)	the Nominee shall (subject to clause 7.5) pay to each Executive the amount received by the Nominee on the Capital Return in respect of that Executive’s Shares;

(iii)	the Executive will be paid part of the Bonus based on this formula:

part Bonus = Bonus x	A B

Where

A	is the number of the Executive’s Shares which are cancelled on the Capital Return;

B	is the total number of the Executive’s Shares before the Capital Return; and

(iv)	the Executive will be deemed to have directed (with effect from the Allocation Date) that the part Bonus be applied in part repayment of the Loan (this deemed direction discharging the Executive’s obligation to repay the Loan to the extent of the after tax amount of the part Bonus).

TELECOM RESTRICTED SHARE SCHEME

14	Other Adjustment

14.1	If:

(a)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, Executives, Telecom, the Nominee, or the Lender, in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to Executives or to Telecom or to both, the Board may make such alterations to the rights, obligations, or benefits of Executives, Telecom, the Lender and/or the Nominee, and/or take or cause Telecom, the Lender, and/or the Nominee to take, such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event. In making any decision under this clause in respect of a Capital Return, if it is intended that that return of capital constitutes a pro rata cancellation for the purposes of the Income Tax Act 2004, the Board shall have due regard to that requirement.

TELECOM RESTRICTED SHARE SCHEME

PART V - GENERAL

15	No divestment

15.1	An Executive may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in a Share held by the Nominee for the Executive (except as required by the Scheme).

15.2	Clause 9.1 will apply on any purported transfer, assignment, other disposition or creation of interest in breach of clause 15.1 (and the purported transfer, assignment, disposition or creation will be void).

16	Administration of Scheme

16.1	The Board will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on Executives, Telecom, the Nominee and the Lender and shall not be capable of being challenged or appealed.

16.2	Without limiting clause 16.1, the Board may determine in its sole discretion:

(a)	whether a Fundamental Change has occurred; and

(b)	the date on which a Complete Acquisition or Fundamental Change occurred.

16.3	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to “Telecom” and the “Board” will be construed accordingly.

17	Rights attaching to Shares

17.1	Shares allocated to an Executive will rank equally with all other Shares at the Allocation Date, except for any dividend or other benefit in respect of Shares with a record date before the Allocation Date.

18	Amendment

18.1	Telecom may from time to time, subject to clause 18.2:

(a)	vary any term of an Executive’s participation in the Scheme, with the agreement of the Executive; or

TELECOM RESTRICTED SHARE SCHEME

(b)	amend the Scheme, if it considers that:

(i)	the interests of Executives are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of Executives, Telecom, and/or shareholders of Telecom; or

(c)	terminate the Scheme.

18.2	Telecom:

(a)	may not amend the Scheme (or vary any term of an Executive’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

18.3	Telecom will give notice of any amendment to or termination of the Scheme to all Executives affected.

19	Miscellaneous

19.1	References (direct or indirect) in the Scheme to actions or obligations of a Subsidiary (including the Lender) or the Nominee impose an obligation on (and enforceable against) Telecom to procure performance of those actions or obligations. A Subsidiary, the Lender and the Nominee may be one or more persons.

19.2	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 18).

19.3	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Executive.

19.4	The Scheme represents all of the terms on which Shares are allocated under the Scheme, except those which Telecom implies to give effect to the Scheme.

19.5	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

19.6	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

TELECOM RESTRICTED SHARE SCHEME

19.7	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(a)	the addresses and facsimile numbers of Telecom and an Executive are those set out in the offer document; and

(b)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(c)	at the time of delivery, if delivered by hand;

(d)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(e)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

19.8	The Scheme and the Loan will be governed by and construed in accordance with New Zealand law.